UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 22, 2010 (January 21, 2010)

FUSHI COPPERWELD, INC.

(Exact name of Registrant as specified in charter)

Nevada	0-19276	13-3140715
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Shuang Qiang Road, Jinzhou, Dalian,People’s Republic of China	116100
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (011)-86-411-8770-3333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act(17CFR230.425)

☐	Soliciting material pursuant to Rule14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 8.01.  Other Events

On January 21, 2010, Fushi Copperweld, Inc. (the “Company”) issued a press release announcing that its P.R.C. subsidiary, Fushi International (Dalian) Bimetallic Cable Co., Ltd. had entered into an agreement to purchase 100% of the equity interest of Dalian Jinchuan Electric Cable Co., Ltd. (“Dalian Jinchuan”), a Chinese manufacturer of electric wire and electric cables, from Dalian Jinchuan’s shareholders.  The full text of the press release is set forth in Exhibit 99.1, attached hereto.  References to certain financial results for Dalian Jinchuan in the attached press release are in Chinese GAAP.  Chinese GAAP may differ in important ways from U.S. GAAP.  Subsequent to the press release, the Company made the determination to pay the full purchase price to acquire Dalian Jinchuan in cash, as described below, in lieu of any payment in restricted stock that was described in the press release.

The total purchase price for the acquisition will be $10.15 million.  The purchase price shall be paid in two equal installments of $5,075,000.  The initial installment shall be paid upon the closing of the acquisition, which is anticipated to be 30 days after the execution of the agreement.  If certain net income targets are achieved by Dalian Jinchuan for the fiscal year ended 2010, as confirmed by an audit to be performed by the Company’s auditors, the balance of the purchase price shall be paid to the Dalian Jinchuan shareholders.  If Dalian Jinchuan fails to achieve the net income targets for 2010, the balance of the purchase price payable shall be reduced proportionally at the rate of 2.91 times the p/e ratio of the audited net income for 2010.

The closing of the transaction is subject to certain customary closing conditions, including the accuracy of the representations and warranties made by the Dalian Jinchuan’s shareholders.  There can be no assurances that the acquisition will be consummated on the terms currently contemplated or at all. Realization of the benefits the Company expects to derive from the acquisition depends, in part, on the integration of Dalian Jinchuan with the Company and we can make no assurance that we will realize such benefits.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
99.1	Press Release dated January 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FUSHI COPPERWELD, INC.

Date: January 22, 2010	By :	/s/ Wenbing (Christopher) Wang
Name: Wenbing (Christopher) Wang
Title: President